Exhibit 8.1

               Opinion of Schulte Roth & Zabel as to Tax Matters


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                                                    December 21, 1994






The CIT Group Securitization Corporation II
650 CIT Drive
Livingston, New Jersey  07039

Dear Sirs:

     We have acted as special counsel to you (the "Corporation") in connection with the Registration Statement combined on Form S-11 and Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering the manufactured housing contract pass-through certificates (the "Certificates") described in the prospectus and prospectus supplement which forms a part of the Registration Statement (the "Prospectus" and "Prospectus Supplement"). The Certificates will be issued pursuant to a pooling and servicing agreement (the "Agreement") substantially in the form filed as Exhibit
4.1 to the Registration Statement.

     We hereby confirm that the statements set forth in the Prospectus and the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences" accurately describe the material Federal income tax consequences to holders of the Certificates.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

                                                    Very truly yours,

                                                    /s/ Schulte Roth & Zabel